Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL YEAR ENDED MARCH 1, 2014

•	Net Earnings per Diluted Share of $1.60 for Q4; $4.79 for Full Year
•	Quarterly Comparable Store Sales Increase by Approximately 1.7%
•	Modeling Fiscal First Quarter 2014 Net Earnings per Diluted Share of Approximately $.92 to $.96
•	Modeling Fiscal 2014 Net Earnings per Diluted Share to Increase by a Mid-Single Digit Percentage

UNION, New Jersey, April 9, 2014 --- Bed Bath & Beyond Inc. today reported net earnings of $1.60 per diluted share ($333.3 million) in the fiscal fourth quarter (thirteen weeks) ended March 1, 2014, compared with net earnings for the fiscal fourth quarter of 2012 (fourteen weeks) of $1.68 per diluted share ($373.9 million).  Net sales for the fiscal fourth quarter of 2013 (thirteen weeks) were approximately $3.203 billion, a decrease of approximately 5.8% from net sales of approximately $3.401 billion reported in the fiscal fourth quarter of 2012 (fourteen weeks).  Comparable store sales in the fiscal fourth quarter of 2013 increased by approximately 1.7%, compared with an increase of approximately 2.5% in last year’s fiscal fourth quarter.  Comparable store sales percentages are calculated based on an equivalent number of weeks for each quarter.

During the fiscal fourth quarter of 2013, the Company repurchased approximately $532 million of its common stock, representing approximately 7.5 million shares.  As of March 1, 2014, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $1.1 billion.

For the fiscal year (fifty-two weeks) ended March 1, 2014, the Company reported net earnings of $4.79 per diluted share ($1.022 billion), compared with net earnings a year ago (fifty-three weeks) of $4.56 per diluted share ($1.038 billion).  The fiscal 2013 results included a reduction of approximately $.06 to $.07 per diluted share as a result of the disruptive weather in the fiscal fourth quarter, and the fiscal 2012 results were negatively impacted by Hurricane Sandy in the fiscal third quarter and included a benefit of approximately $.05 per diluted share as a result of an additional week in the fiscal fourth quarter.  Net sales for fiscal 2013 (fifty-two weeks) were approximately $11.504 billion, an increase of approximately 5.4% from net sales of approximately $10.915 billion in fiscal 2012 (fifty-three weeks).  Comparable store sales for fiscal 2013 increased by approximately 2.4% compared with an increase of approximately 2.7% last year.  Comparable store sales are calculated based on an equivalent number of weeks for each annual period.

The Company is modeling net earnings per diluted share to be approximately $.92 to $.96 for the fiscal first quarter of 2014, and to increase by a mid-single digit percentage for all of fiscal 2014.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s fourth quarter of fiscal 2013 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information for fiscal 2013 includes the accounts of Linen Holdings and Cost Plus World Market from the beginning of the fiscal year and for fiscal 2012, includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and Cost Plus World Market since the date of its acquisition on June 29, 2012.  Linen Holdings is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.  Cost Plus World Market was excluded from the comparable store sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013.

As of March 1, 2014, the Company had a total of 1,496 stores, including 1,014 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 265 stores under the names of World Market, Cost Plus World Market or Cost Plus, 90 buybuy BABY stores, 77 stores under the names of Christmas Tree Shops, Christmas Trees Shops andThat! or andThat!, and 50 stores under the names of Harmon or Harmon Face Values.  During the fiscal fourth quarter, the Company opened three Bed Bath & Beyond stores, four buybuy Baby stores, one Harmon Face Values store and one Christmas Tree Shops andThat! store, as well as closed four Cost Plus World Market stores.  Consolidated store space, net of openings and closings for all our concepts, as of March 1, 2014 was approximately 42.6 million square feet. In addition, the Company is a partner in a joint venture which operates four stores in the Mexico City market under the name Bed Bath & Beyond.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, Christmas Tree Shops, Christmas Tree Shops andThat!, andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Susan E. Lattmann	(908) 855-4120

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	March 1,	March 2,	March 1,	March 2,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,203,314	$3,401,477	$11,503,963	$10,914,585

Cost of sales	1,905,877	2,006,600	6,938,381	6,525,830

Gross profit	1,297,437	1,394,877	4,565,582	4,388,755

Selling, general and administrative expenses	770,364	796,843	2,950,995	2,750,537

Operating profit	527,073	598,034	1,614,587	1,638,218

Interest expense, net	(554)	(250)	(1,140)	(4,159)

Earnings before provision for income taxes	526,519	597,784	1,613,447	1,634,059

Provision for income taxes	193,220	223,912	591,157	596,271

Net earnings	$333,299	$373,872	$1,022,290	$1,037,788

Net earnings per share - Basic	$1.62	$1.70	$4.85	$4.62
Net earnings per share - Diluted	$1.60	$1.68	$4.79	$4.56

Weighted average shares outstanding - Basic	205,553	219,778	210,710	224,623
Weighted average shares outstanding - Diluted	208,106	222,631	213,363	227,723

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 1,	March 2,
	2014	2013
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$366,516	$564,971
Short term investment securities	489,331	449,933
Merchandise inventories	2,578,956	2,466,214
Other current assets	379,807	386,367

Total current assets	3,814,610	3,867,485

Long term investment securities	87,393	77,325
Property and equipment, net	1,579,804	1,466,667
Goodwill	486,279	483,518
Other assets	387,947	384,957

	$6,356,033	$6,279,952

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,104,668	$913,365
Accrued expenses and other current liabilities	385,954	393,094
Merchandise credit and gift card liabilities	284,216	251,481
Current income taxes payable	65,121	77,270

Total current liabilities	1,839,959	1,635,210

Deferred rent and other liabilities	486,996	484,868
Income taxes payable	87,791	80,144

Total liabilities	2,414,746	2,200,222

Total shareholders' equity	3,941,287	4,079,730

	$6,356,033	$6,279,952

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended

	March 1,	March 2,
	2014	2013
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$1,022,290	$1,037,788
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	218,809	194,728
Stock-based compensation	56,244	47,163
Tax benefit from stock-based compensation	12,846	13,217
Deferred income taxes	11,841	17,600
Other	(1,784)	702
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(112,742)	(198,407)
Trading investment securities	(11,382)	(6,206)
Other current assets	(4,923)	(43,585)
Other assets	(3,829)	(9,685)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	178,132	105,251
Accrued expenses and other current liabilities	(13,532)	(26,412)
Merchandise credit and gift card liabilities	32,735	36,888
Income taxes payable	(4,502)	6,598
Deferred rent and other liabilities	2,983	17,350

Net cash provided by operating activities	1,383,186	1,192,990

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(1,156,634)	(730,976)
Redemption of held-to-maturity investment securities	1,117,500	1,031,249
Redemption of available-for-sale investment securities	-	31,715
Capital expenditures	(317,180)	(314,682)
Investment in unconsolidated joint venture	(3,436)	-
Payment for acquisitions, net of cash acquired	-	(643,098)
Payment for acquisition of trademarks	-	(40,000)

Net cash used in investing activities	(359,750)	(665,792)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	54,815	56,377
Excess tax benefit from stock-based compensation	7,289	5,021
Payment for credit facility assumed in acquisition	-	(25,511)
Repurchase of common stock, including fees	(1,283,995)	(1,001,280)

Net cash used in financing activities	(1,221,891)	(965,393)

Net decrease in cash and cash equivalents	(198,455)	(438,195)

Cash and cash equivalents:
Beginning of period	564,971	1,003,166
End of period	$366,516	$564,971